3/27/2025
Valarie Sheppard

Dear Valarie,

Congratulations! I am pleased to offer you a position as a salaried, full-time employee of Ibotta, Inc. (the “Company”). Here are the details of your offer:

Title: Interim Chief Financial Officer
Reporting To: Bryan Leach
Start Date: March 17, 2025
Salary: Your salary will be paid at a bi-weekly rate of $35,769.23 less payroll deductions and all required withholdings, which on an annual basis is $930,000.00.

We want employees to feel heavily invested in Ibotta. The Company will grant you an award of restricted stock units in the amount of $1,377,271.06 (“New Hire RSUs”). The number of New Hire RSUs will be calculated based on the average of the closing prices of the Class A common stock of the Company on the New York Stock Exchange during the period of seven consecutive trading days ending on the date of the grant. The grant will vest in six (6) equal portions on a monthly basis for the 6 months following the grant date subject to your continuing to be a Service Provider through such date. The New Hire RSUs otherwise will be subject to the terms of the Company’s 2024 Equity Incentive Plan and form of award agreement approved for grant thereunder (collectively, the “Equity Documents”).

During the period in which you are employed as Interim Chief Financial Officer, it is expected that you shall continue to serve on the Company’s board of directors (the “Board”) and remain in service on the Board following the date the Company appoints a full-time Chief Financial Officer (the “Appointment Date”). If the Appointment Date occurs following the Company’s 2025 annual stockholder meeting, then, in consideration of your Board service and provided you remain on the Board through the date of the Company’s 2025 annual stockholder meeting, you will receive an additional equity grant of restricted stock units for your Board service having a grant date fair value of $200,000, rounded to the nearest whole share, on the date of the Company’s 2025 annual stockholder meeting (the "Annual Award"). The grant shall vest as to 100% of the restricted stock units on the earlier of (i) the first anniversary of the date the Annual Award is granted or (ii) the day prior to the date of the Annual Meeting next following the date the Annual Award was granted, subject to your remaining on the Board through such vesting date. The grant shall be subject to the terms of the applicable Equity Documents. The grant represents the annual equity award that you would have received had you been eligible for a grant under the Company’s Outside Director Compensation Policy.

We will also ask you to sign our At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidentiality Agreement”), which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. Signing this agreement as well as the Acknowledgement page of the Ibotta Handbook will be conditions of your employment with the Company. We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to take any actions that will violate any agreements relating to your prior employment and not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such confidential information.

You understand that the terms of this letter do not imply employment for a specific period or any period at all. Your employment is at-will; either you or the Company can terminate it at any time. On the Appointment Date, your employment with the Company will cease, but you are expected to remain on the Board as provided above.

This letter agreement, the Confidentiality Agreement, and the Equity Documents constitute the entire agreement between you and the Company regarding the subject matters discussed, and they supersede all prior negotiations, representations or agreements between you and the Company. This letter agreement may only be modified by a written agreement signed by you and the Company’s Chief Executive Officer, with approval from the Board.

We look forward to having you at Ibotta!

Sincerely,
Bryan W. Leach
Founder & Chief Executive Officer